Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of (i) our reports dated February 26, 2025, with respect to the consolidated financial statements of Host Hotels and Resorts, Inc., and the effectiveness of internal control over financial reporting, and (ii) our report dated February 26, 2025, with respect to the consolidated financial statements of Host Hotels and Resorts, L.P., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.
/s/ KPMG LLP
McLean, Virginia
April 8, 2025